Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AVROBIO, Inc. 2019 Inducement Plan and the Inducement Stock Option Agreement of AVROBIO, Inc. of our report dated March 25, 2019, with respect to the consolidated financial statements of AVROBIO, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 18, 2019